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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF REGISTRANT

AGE Logic, Inc.
FTP Software, Inc.
Maximum Information, Inc.
NetManage (Barbados) Ltd.
NetManage Benelux bvba (Belgium)
NetManage Japan K.K. (Japan)
NetManage, Ltd. (Haifa, Israel)
NetManage S.A. (France)
NetManage Software GmbH (Germany)
NetManage Italia srl (Italy)
NetManage UK Ltd. (England)
NetSoft
Network International Ltd. (England)
Network Software Associates, Inc.
NY NetManage (Yerushalayim), Ltd. (Jerusalem, Israel)
Relay Technology, Inc.
Simware Inc.
Syzygy Communications, Inc.
U.S. Computer Acquisition Corporation
Wall Data Incorporated